                                                                   EXHIBIT 2.1

                           RECAPITALIZATION AGREEMENT

                           DATED AS OF MARCH 31, 2000

                                       FOR

                         HUNTSMAN PACKAGING CORPORATION

                                TABLE OF CONTENTS
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
ARTICLE I        CERTAIN DEFINITIONS.........................................................2

ARTICLE II       SALE OF STOCK; CLOSING.....................................................11
        2.1      Company Transactions.......................................................11
        2.2      Stock Purchase Transactions................................................13
        2.3      Time and Place of Closing..................................................13
        2.4      The Closing................................................................13
        2.5      Consideration Adjustment...................................................14

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................17
        3.1      Incorporation; No Conflict; Etc. ..........................................17
        3.2      Capitalization; Structure..................................................18
        3.3      Financial Statements.......................................................19
        3.4      Undisclosed Liabilities....................................................19
        3.5      Absence of Certain Changes.................................................19
        3.6      Tangible Properties and Necessary Assets...................................20
        3.7      Litigation; Orders.........................................................20
        3.8      Intellectual Property......................................................21
        3.9      Labor Matters..............................................................21
        3.10     Compliance with Laws.......................................................21
        3.11     Insurance..................................................................21
        3.12     Scheduled Contracts........................................................21
        3.13     Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. ........22
        3.14     Environmental Matters......................................................23
        3.15     Tax Returns of the Company and its Subsidiaries............................24
        3.16     Employee Benefit Plans.....................................................24
        3.17     Real Property - Owned or Leased............................................26
        3.18     Affiliate Transactions.....................................................26
        3.19     Supplemental Schedules.....................................................26

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF ALL SHAREHOLDERS.........................27
        4.1      Authorization; Enforceability..............................................27
        4.2      Brokers, Finders, Etc. ....................................................28
        4.3      No Implied Representations.................................................28

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF BUYER....................................29
        5.1      Incorporation; Authorization; Etc. ........................................29
        5.2      Brokers, Finders, Etc. ....................................................30
        5.3      Acquisition of Shares for Investment.......................................30
        5.4      Financial Capability.......................................................30

ARTICLE VI       COVENANTS..................................................................31
        6.1      Communication and Notification.............................................31
        6.2      Reasonable Efforts; Obtaining Consents.....................................31
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                                       i
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
        6.3      Further Assurances.........................................................34
        6.4      Conduct of Business........................................................34
        6.5      Preservation of Business...................................................36
        6.6      Public Announcements.......................................................36
        6.7      Non-Solicitation...........................................................36
        6.8      No Shop....................................................................37
        6.9      Non-Compete; Non-Solicitation..............................................38
        6.10     Corporate Names............................................................39
        6.11     Collective Bargaining Agreements...........................................40
        6.12     Buyer's Obligations for Employee Benefits..................................40
        6.13     Employees..................................................................41
        6.14     Transfer Taxes.............................................................42
        6.15     Covenant to Supply Information.............................................42
        6.16     Delivery of Subsequent Financial Information...............................42
        6.17     Management Notes...........................................................42
        6.18     Additional Agreements......................................................43

ARTICLE VII      CONDITIONS TO BUYER'S OBLIGATION TO CLOSE..................................43
        7.1      Representations, Warranties and Covenants of Shareholders..................43
        7.2      Filings; Consents; Waiting Periods.........................................43
        7.3      No Injunction..............................................................43
        7.4      Opinion of Counsel.........................................................44
        7.5      Payment and Cancellation of Indebtedness...................................44
        7.6      Financing Letters..........................................................44
        7.7      Cancellation of Stockholders' Agreement....................................44
        7.8      Transaction Documents......................................................44
        7.9      Resignation of Directors...................................................44
        7.10     Transition Services Agreement..............................................44

ARTICLE VIII     CONDITIONS TO SHAREHOLDERS' OBLIGATION TO CLOSE............................45
        8.1      Representations, Warranties and Covenants of Buyer.........................45
        8.2      Filings; Consents; Waiting Periods.........................................45
        8.3      No Injunction..............................................................45
        8.4      Transaction Documents......................................................45
        8.5      Amended Management Notes...................................................46

ARTICLE IX       REPRESENTATIVE.............................................................46
        9.1      Appointment................................................................46
        9.2      Authorization..............................................................46
        9.3      Irrevocable Appointment....................................................47
        9.4      Resignation................................................................47
        9.5      Exculpation and Indemnification............................................48

ARTICLE X        INDEMNIFICATION............................................................48
        10.1     Survival...................................................................48
        10.2     Indemnification Generally; Etc. ...........................................49
        10.3     Limitations on Indemnification.............................................50
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                                       ii

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
        10.4     Notice and Defense of Third-Party Claims...................................50

ARTICLE XI       TERMINATION................................................................52
        11.1     Termination................................................................52
        11.2     Procedure and Effect of Termination........................................53
        11.3     Effect of Closing Over Known Unsatisfied Conditions........................53

ARTICLE XII      MISCELLANEOUS..............................................................53
        12.1     Counterparts...............................................................53
        12.2     Governing Law..............................................................54
        12.3     MUTUAL WAIVER OF JURY TRIAL................................................54
        12.4     Entire Agreement; Third-Party Beneficiaries................................54
        12.5     Expenses...................................................................54
        12.6     Notices....................................................................55
        12.7     Successors and Assigns.....................................................56
        12.8     Headings; Definitions......................................................56
        12.9     Amendments and Waivers.....................................................56
        12.10    Interpretation.............................................................56
        12.11    Chase Capital Partners Guarantee...........................................57
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                                      iii

Exhibits
--------
Exhibit A             Shareholders' Agreement
Exhibit B             Form of Employment Agreements and Selected Terms
Exhibit C             Registration Rights Agreement
Exhibit D             Transaction Expenses
Exhibit E             Transactions Example
Exhibit F             Preferred Stock Term Sheet
Exhibit G             Employee Option Plan Terms


Schedules
---------
Schedule 1            Permitted Liens
Schedule 3.1          Subsidiaries
Schedule 3.1(c)       Incorporation; No Conflict; Etc.
Schedule 3.2          Capitalization, Structure
Schedule 3.3          Financial Statements
Schedule 3.4          Undisclosed Liabilities
Schedule 3.5          Absence of Certain Changes
Schedule 3.6          Tangible Properties and Necessary Assets
Schedule 3.7          Litigation; Orders
Schedule 3.8          Intellectual Property
Schedule 3.9          Labor Matters
Schedule 3.10         Compliance with Laws
Schedule 3.12-1       Scheduled Contracts
Schedule 3.12-2       Lendings and Borrowings
Schedule 3.13(a) Licenses, Approvals, Other Authorizations, Consents, Reports, etc.
Schedule 3.13(b)      Registrations and Filings
Schedule 3.14         Environmental Matters
Schedule 3.16(a)      Employee Benefit Plans
Schedule 3.16(c)      Multiemployer Plans
Schedule 3.16(d)      Non-Compliance of Foreign Company Plans
Schedule 3.16(e)      Post-Retirement Benefits
Schedule 3.17         Real Property
Schedule 3.18         Affiliate Transactions
Schedule 4.1          Authorization; Enforceability
Schedule 6.4          Conduct of Business
Schedule 6.15         Covenants

                           RECAPITALIZATION AGREEMENT

               THIS RECAPITALIZATION AGREEMENT (this "Agreement"), is made as of March 31, 2000, by and among Huntsman Packaging Corporation, a Utah corporation (the "Company"), Chase Domestic Investments, L.L.C. (the "Buyer") and the Persons listed on the signature pages hereto (collectively referred to herein as the "Shareholders" and individually as a "Shareholder"). Except as otherwise indicated herein, capitalized terms used herein are defined in Article I;

               WHEREAS, the Company desires to reconstitute its capital structure through the sale of newly-issued shares of common stock and preferred stock, the incurrence of new debt obligations, the repayment of certain of its outstanding debt obligations, the redemption of certain of its outstanding shares of common stock and the exchange of its remaining outstanding shares of common stock for newly-issued shares of common stock, on the terms and subject to the conditions set forth herein;

               WHEREAS, (i) Jon M. Huntsman and the Huntsman Cancer Foundation desire to redeem all of their shares of common stock of the Company and (ii) the remaining Shareholders desire to exchange their shares of common stock in the Company for newly-issued shares of common stock of the Company, each on the terms and subject to the conditions set forth herein;

               WHEREAS, the Buyer desires to purchase from the Shareholders (other than Jon M. Huntsman and the Huntsman Cancer Foundation), and such Shareholders wish to sell to the Buyer, certain of their newly-issued shares of common stock of the Company on the terms and subject to the conditions set forth herein; and

               WHEREAS, the Buyer desires to acquire newly-issued shares of common stock and preferred stock of the Company on the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

               As used in this Agreement the following terms shall have the following respective meanings:

               "Accountants' Determination" shall have the meaning set forth in
Section 2.5(b)(ii) hereof.

               "Action" shall mean any actual action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or arbitral panel.

               "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

               "Agreement" shall have the meaning set forth in the preamble hereto.

               "Amended Management Notes" shall have the meaning set forth in
Section 6.17 hereof.

               "Antitrust Laws" shall have the meaning set forth in Section 6.2(b) hereof.

               "Arbitrating Accountants" shall have the meaning set forth in
Section 2.5(b)(ii) hereof.

               "Balance Sheet" shall mean the audited consolidated balance sheet of the Company as of December 31, 1999 included in the Financial Statements.

               "Business" shall mean the production, manufacturing and distribution of polymer-based, value-added films by the Company and its Subsidiaries for flexible packaging, personal care, medical, agricultural, industrial and other applications.

               "Business Day" means (i) any day that is not a Saturday, Sunday, legal holiday, or Pioneer Day in the State of Utah or (ii) a day on which banks located in New York, New York are obligated to remain open.

               "Buyer" shall have the meaning set forth in the preamble hereto.

               "Buyer Group" shall mean the Buyer, its successors and assigns and their respective Affiliates.

               "Closing" shall mean the consummation of the transactions contemplated by Sections 2.1 through 2.4 hereof.

               "Closing Balance Sheet" shall have the meaning set forth in
Section 2.5(a) hereof.

               "Closing Date" shall mean the later of (a) the second business day after expiration or termination of all waiting periods prescribed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any other applicable Antitrust Law, and (b) the date on which the conditions set forth in Articles VII and VIII hereof shall be satisfied or duly waived or, if the Representative and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

               "Closing Date Indebtedness" shall mean the indebtedness for borrowed money of the Company and its Subsidiaries on the Closing Date, calculated on a consolidated basis in accordance with GAAP as set forth on a certificate delivered by the Representative to the Buyer immediately prior to the Closing Date; provided that such calculation of Closing Date Indebtedness shall be reasonably satisfactory to the Buyer.

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

               "Common Stock" shall have the meaning set forth in Section 2.1(a) hereof.

               "Company" shall have the meaning set forth in the preamble hereto.

               "Company Stock Purchase Price" shall mean $165.3 million minus the amount paid to purchase shares of Common Stock pursuant to Section 2.2 hereof.

               "Company Transactions" shall have the meaning set forth in
Section 2.1 hereof.

               "Company's Best Knowledge" shall have the meaning set forth in
Section 12.10 hereof.

               "Competitive Business" shall have the meaning set forth in
Section 6.9(a) hereof.

               "Employee Benefit Plans" shall have the meaning set forth in
Section 3.16(a) hereof.

               "Environmental Law" shall have the meaning set forth in Section
3.14 hereof.

               "Equity Value" shall mean an amount equal to $1,020,000,000 minus Closing Date Indebtedness.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code; provided, however, in no event shall Huntsman Corporation, a Utah corporation (nor its Subsidiaries), be deemed to be an "ERISA Affiliate" with respect to the Company for purposes of this Agreement.

               "Existing Shareholders Agreement" shall have the meaning set forth in Section 7.7 hereof.

               "Existing Senior Subordinated Notes" shall have the meaning set forth in Section 2.1(i) hereof.

               "Final Determination Date" shall have the meaning set forth in
Section 2.5(b)(iii) hereof.

               "Final Net Worth" shall have the meaning set forth in Section 2.5(a) hereof.

               "Final Net Worth Statement" shall have the meaning set forth in
Section 2.5(a) hereof.

               "Financial Statements" shall have the meaning set forth in
Section 3.3 hereof.

               "Financing Letters" shall have the meaning set forth in Section
5.4 hereof.

               "Foreign Company Plan" shall have the meaning set forth in
Section 3.16(d) hereof.

               "Fundamental Representations and Warranties" shall have the meaning set forth in Section 10.1 hereof.

               "GAAP" shall mean generally accepted accounting principles as used in the United States applied on a basis consistent with the historical policies and practices used by the Company and its Subsidiaries.

               "Governmental Antitrust Authority" shall have the meaning set forth in Section 6.2(a) hereof.

               "Grossed Up Option Payment" shall equal the sum of (a) (i) the amount of Income Taxes that Jack Knott is required to pay as a result of exercising the Knott Option to acquire the Knott Exercised Option Shares pursuant to Section 2.1(b) in excess of (ii) the amount of Income Taxes that Jack Knott would have been required to pay had he owned the Knott Exercised Option Shares on the date of this Agreement and sold each Knott Exercised Option Share for the Per Share Value plus (b) an amount, so that, after deducting from the Grossed Up Option Payment all Income Taxes imposed on Jack Knott with respect to the Grossed Up Option Payment, the net amount shall be equal to the amount computed under clause (a). For purposes of computing items (a)(i) and
(b), it shall be assumed that all items of Jack Knott's income are subject to the highest marginal income tax rates applicable to ordinary income of individuals for federal, state, and local Income Tax purposes. For purposes of computing item (a)(ii), it shall be assumed that at the time of the hypothetical sale, each Knott Exercised Option Share was a capital asset (as such term is defined in Code Section 1221) held by Jack Knott for more than 12 months and that Jack Knott's adjusted tax basis in each Knott Exercised Option Share was $100.

               "Hazardous Materials" shall have the meaning set forth in Section
3.14 hereof.

               "HSR Act" shall have the meaning set forth in the definition of "Closing Date" in Article I hereof.

               "Income Taxes" means any U.S. federal, state or local net income or franchise taxes or other taxes measured by net income.

               "Indemnified Persons" means the Persons entitled to indemnification under Article X.

               "Indemnifying Persons" means the Persons obligated to indemnify an Indemnified Person under Article X.

               "Indemnity Threshold" shall have the meaning set forth in Section 10.3(a) hereof.

               "Intellectual Property" shall mean (a) all patents, patent rights, trademarks, trademark registrations, trade names, service marks, service mark registrations, copyrights, inventions, trade secrets and other similar rights, applications for any of the foregoing, and licenses therefore, in each case used in the Business and (b) all such items that are acquired or developed for use in the Business between the date of this Agreement and the Closing Date, excluding, with respect to clauses (a) and (b), all such items which expire or are withdrawn, abandoned, canceled, transferred or licensed in the ordinary course of business on or prior to the Closing Date in accordance with the terms of this Agreement.

               "Knott Exercised Option Shares" shall mean a number of Shares equal to (i) 17,989 (the number of Shares held by Jack Knott) multiplied by the Purchased Share Portion minus (ii) 7,500 (the number of Shares held by Jack Knott not subject to the Knott Option).

               "Knott Option" means the option to purchase 10,489 Shares held by Jack Knott on the date hereof.

               "Knott Rollover Option Shares" shall mean a number of Shares equal to 17,989 (the number of Shares held by Jack Knott) minus the Knott Exercised Option Shares minus 7,500 (the number of shares held by Jack Knott not subject to the Knott Option).

               "Liability" shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

               "Licenses" shall have the meaning set forth in Section 3.13(a) hereof.

               "Lien" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, proxy, voting trust or voting agreement.

               "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees), assessments, Tax deficiencies and Taxes incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Section 10.2.

               "Material Adverse Effect" shall have the meaning set forth in
Section 3.1(a).

               "Names" shall have the meaning set forth in Section 6.10 hereof.

               "Net Worth Target" shall mean $85.3 million if the Closing occurs on or prior to May 31, 2000 and shall increase by $1.5 million on the first day of each month thereafter (commencing on June 1, 2000) prior to the Closing Date.

               "New Knott Option" shall have the meaning set forth in Section 2.1(d) hereof.

               "Non-Compete Period" shall have the meaning set forth in Section 6.9(a) hereof.

               "Notice of Adjustment" shall have the meaning set forth in
Section 2.5(b)(i) hereof.

               "Objection Notice" shall have the meaning set forth in Section 2.5(b)(ii) hereof.

               "Operating Shareholders" shall mean each Shareholder other than the Huntsman Cancer Foundation.

               "Overpayment Amount" shall have the meaning set forth in Section 2.5(c)(ii) hereof.

               "Overpayment Net Worth Threshold" shall mean the Net Worth Target minus $10 million.

               "Per Share Value" shall mean Equity Value divided by 1,067,000 (the number of Shares).

               "Percentage Ownership" means, with respect to each Shareholder, the quotient obtained by dividing (i) the number of Shares held by such Shareholder immediately prior to the Closing by (ii) 1,067,000 (the number of Shares held by all Shareholders).

               "Permitted Liens" shall mean all Liens (a) that are set forth on
Schedule 1 hereto, (b) that are reflected or reserved against in the Balance Sheet, (c) that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (d) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (e) that relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or (f) Liens securing indebtedness or other obligations not to exceed $10 million.

               "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

               "Post Closing Percentage Ownership" shall mean with respect to the Buyer or any Selling/Exchanging Shareholder a percentage equal to the number of Shares of Common Stock owned by such Person divided by the aggregate number of Shares of Common Stock outstanding immediately after the Closing (assuming the New Knott Option is fully exercised but that all other option shares are not exercised and any "restricted shares" are not outstanding).

               "Potential Transaction" shall have the meaning set forth in
Section 6.8 hereof.

               "Preferred Stock" shall have the meaning set forth in Section 2.1(a) hereof.

               "Proportionate Percentage" shall mean, with respect to each Operating Shareholder, the quotient obtained by dividing (i) the number of Shares held by such Operating Shareholder immediately prior to the Closing by
(ii) 1,067,000 (the number of Shares held by the Shareholders); provided, that for purposes of this definition all Shares held by the Huntsman Cancer Foundation shall be deemed held by Jon M. Huntsman.

               "Purchased Share Amount" shall mean a number of Shares equal to 417,000 (the number of Shares held by the Selling/Exchanging Shareholders) minus the Rollover Shares.

               "Purchased Share Percentage" shall mean, with respect to each Selling/Exchanging Shareholder, the quotient obtained by dividing the (i) the number of Shares held by such Selling/Exchanging Shareholder by (ii) 417,000 (the number of Shares held by the Selling/Exchanging Shareholders).

               "Purchased Share Portion" shall mean the quotient obtained by dividing the Purchased Share Amount by 417,000 (the number of Shares held by the Selling/Exchanging Shareholders).

               "Real Property" shall mean any and all real property owned or leased by the Company or its Subsidiaries and used in the Business.

               "Redeemed Share Percentage" shall mean, with respect to each Redeeming Shareholder, the quotient obtained by dividing (i) the number of Shares held by such Redeeming Shareholder by (ii) 650,000 (the number of Shares held by the Redeeming Shareholders).

               "Redeeming Shareholders" shall mean Jon M. Huntsman and the Huntsman Cancer Foundation.

               "Redemption Amount" shall mean an amount equal to the Per Share Value multiplied by 650,000 (the number of Shares held by the Redeeming Shareholders).

               "Representative" shall have the meaning set forth in Section 9.1 hereof.

               "Returns" shall mean returns, reports and forms required to be filed with any U.S. taxing authority or foreign taxing authority.

               "Rollover Shares" shall mean a number of Shares equal to the number obtained by (i) dividing $99.7 million by the Equity Value and (ii) multiplying such amount by 1,067,000 (the number of Shares).

               "Salomon" shall have the meaning set forth in Section 4.2 hereof.

               "Scheduled Contracts" shall have the meaning set forth in Section
3.12 hereof.

               "Selling/Exchanging Shareholders" shall mean the Christena Karen
H. Durham Trust; Durham Capital, Ltd.; Jack Knott; Sorensen Capital, LLC; Moffitt Capital, LLC; and the Ronald G. Moffitt IRA (DLJ Securities Corp. Custodian).

               "Senior Facilities" shall have the meaning set forth in Section 2.1(h) hereof.

               "Senior Subordinated Financing" shall have the meaning set forth in Section 2.1(g) hereof.

               "Settlement Agreement" shall have the meaning set forth in
Section 2.5(b)(ii) hereof.

               "Shareholder" or "Shareholders" shall have the meaning set forth in the preamble hereto.

               "Shares" shall mean the shares of class A common stock, class B common stock and class C common stock of the Company outstanding as of the date hereof assuming the Knott Option was exercised in full; provided that Jack Knott shall be deemed to hold such Shares subject to the Knott Option for purposes of this Agreement.

               "Sold Company Common Stock" means a number of shares of Common Stock equal to the quotient obtained by dividing the Company Stock Purchase Price by the Per Share Value.

               "Stock Purchase Transactions" shall have the meaning set forth in
Section 2.2 hereof.

               "Subsidiary" of a corporation or Person shall mean any corporation or other Person fifty percent (50%) or more of whose outstanding voting securities or other equity interests are directly or indirectly owned by the first corporation or Person.

               "Surviving Representations and Warranties" shall have the meaning set forth in Section 10.2(b)(i) hereof.

               "Supplemental Schedules" shall have the meaning set forth in
Section 3.19 hereof.

               "Taxes" shall mean all Income Taxes and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value-added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

               "Tax Group" shall have the meaning set forth in Section 3.15 hereof.

               "Third-Party Claim" shall have the meaning set forth in Section
10.4 hereof.

               "30-Day Period" shall have the meaning set forth in Section 2.5(b)(ii) hereof.

               "Transaction Documents" shall mean, collectively, (i) this Agreement, (ii) the Shareholders' Agreement in the form attached as Exhibit A hereto dated as of the Closing Date among the Company and the shareholders of the Company party thereto, (iii) the Employment Agreements (together with a schedule thereto setting forth certain employment terms contained therein) in the form attached as Exhibit B hereto dated as of the Closing Date between the Company and each of Richard P. Durham, Jack Knott, Scott K. Sorensen, Ronald G. Moffitt and (iv) the Registration Rights Agreement in the form attached as Exhibit C hereto dated as of the Closing Date among the Company and the shareholders of the Company party thereto.

               "Transaction Expenses" means those expenses set forth on Exhibit D hereto.

               "Transactions" shall have the meaning set forth in Section 2.2 hereof. Exhibit E hereto sets forth an example of certain of the Transactions to be consummated pursuant to this Agreement based on certain assumptions contained therein.

               "Transfer Laws" shall have the meaning set forth in Section 6.13(c) hereof.

               "Underpayment Amount" shall have the meaning set forth in Section 2.5(c)(i) hereof.

               "Underpayment Net Worth Threshold" shall mean the Net Worth Target at Closing plus $10 million.

               "U.S. Company Employees" shall have the meaning set forth in
Section 3.16(b) hereof.

               "U.S. Employee Benefit Plans" shall have the meaning set forth in
Section 3.16(b) hereof.

                                   ARTICLE II

                             SALE OF STOCK; CLOSING

         2.1 Company Transactions. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions, set forth herein, the Company agrees to and will consummate, and the Shareholders agree to and will cause the Company to consummate, contemporaneously with the Closing, the following transactions (collectively, the "Company Transactions"):

               (a) The Company shall amend and restate its Articles of Incorporation to change its common stock into a single class of common stock of the Company (the "Common

Stock"), to authorize and designate shares of preferred stock of the Company (the "Preferred Stock") and to make other changes to effectuate the transactions contemplated by this Agreement.

               (b) Jack Knott shall exercise the Knott Option to purchase the Knott Exercised Option Shares, and the Company shall pay to Jack Knott the Grossed Up Option Payment, subject to withholding.

               (c) Each of the Selling/Exchanging Shareholders shall exchange, and the Company shall issue to each Selling/Exchanging Shareholder, one share of Common Stock for each Share held by such Selling/Exchanging Shareholder (including the Knott Exercised Option Shares, but excluding the Knott Rollover Option Shares).

               (d) Jack Knott shall exchange that portion of the Knott Option not exercised pursuant to Section 2.1(b) for an option to purchase a number of shares of Common Stock which shall equal the number of Knott Rollover Option Shares, which option shall be fully vested and exercisable (the "New Knott Option"); and the Company shall issue to Jack Knott the New Knott Option.

               (e) The Company shall issue to the Buyer, and the Buyer shall purchase from the Company, for the Company Stock Purchase Price, the Sold Company Common Stock.

               (f) The Company shall issue to the Buyer, and the Buyer shall purchase from the Company, upon payment of $100 million, 100,000 shares of Preferred Stock with an aggregate liquidation preference of $100 million having the terms set forth on Exhibit F hereto, such purchase to be pursuant to the terms set forth on Exhibit F.

               (g) The Company shall issue senior subordinated notes in an aggregate principal amount of up to $220 million to certain institutional investors or incur indebtedness under a senior subordinated credit facility (the "Senior Subordinated Financing") on the terms set forth in the Financing Letters.

               (h) The Company shall obtain $580 million of senior credit facilities (the "Senior Facilities") and incur senior indebtedness in amounts satisfactory to consummate the transactions contemplated hereby and to fund its ongoing working capital needs on the terms set forth in the Financing Letters.

               (i) The Company shall repay and retire all of the Closing Date Indebtedness, which repayment shall include the purchase of the Company's outstanding 9 1/8% Senior Subordinated Notes due 2007 (the "Existing Senior Subordinated Notes") tendered in a tender offer for such notes.

               (j) The Company shall redeem from each of the Redeeming Shareholders such Redeeming Shareholder's Redeemed Share Percentage of the 650,000 Shares held by the Redeeming Shareholders for such Redeeming Shareholders Redeemed Share Percentage of the Redemption Amount.

         2.2 Stock Purchase Transactions. On the basis of the representations, warranties, covenants and agreements, and subject to the satisfaction or waiver of the conditions set forth herein, each Selling/Exchanging Shareholder shall sell to the Buyer and the Buyer shall purchase from each such Selling/Exchanging Shareholder, a number of shares of Common Stock (received pursuant to Section 2.1(c)) equal to such Selling/Exchanging Shareholder's Purchased Share Percentage of the Purchased Share Amount for a purchase price per share equal to the Per Share Value (the "Stock Purchase Transactions" and, together with the Company Transactions, the "Transactions").

         2.3 Time and Place of Closing. The Closing shall take place on the Closing Date at 9:00 A.M., Chicago time, at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, 60601.

         2.4 The Closing. At the Closing:

               (a) The Buyer shall pay the Company Stock Purchase Price to the Company by wire transfer of immediately available funds to the account designated by the Company in exchange for the Sold Company Common Stock to be issued at the Closing pursuant to Section 2.1(e).

               (b) The Buyer shall purchase the Preferred Stock on the terms set forth on Exhibit F for $100 million.

               (c) The Company shall incur indebtedness under the Senior Subordinated Financing in an aggregate principal amount of up to $220 million on the terms set forth in the Financing Letters.

               (d) The Company shall incur indebtedness under the Senior Facilities in amounts satisfactory to consummate the transactions contemplated hereby and to fund its ongoing working capital needs on the terms set forth in the Financing Letters.

               (e) The Company shall issue Common Stock to the
Selling/Exchanging Shareholders in exchange for the Shares held by the Selling/Exchanging Shareholders pursuant to Section 2.1(c).

               (f) The Buyer shall consummate the Stock Purchase Transactions by paying the amounts due to each Selling/Exchanging Shareholder pursuant to
Section 2.2 by wire transfer of immediately available funds to accounts designated by the Representative upon delivery to the Buyer of the shares of Common Stock to be sold in the Stock Purchase Transactions by such Selling/Exchanging Stockholder pursuant to Section 2.2.

               (g) The Company shall pay to each Redeeming Shareholder, by wire transfer of immediately available funds to an account designated by the Representative, an amount equal to the portion of the Redemption Amount due to such Shareholder pursuant to Section 2.1(j) upon delivery to the Company of such Shareholder's Shares to be redeemed pursuant to Section 2.1(j).

               (h) The parties shall consummate the other Company Transactions contemplated by Section 2.1.

         2.5 Consideration Adjustment.

               (a) Preparation of Closing Balance Sheet. As promptly as practicable following the Closing Date, the Buyer shall prepare, and cause Arthur Andersen LLP, to certify, a balance sheet (the "Closing Balance Sheet") of the Company reflecting the consolidated financial position of the Company and its Subsidiaries as of the close of business on the Closing Date prepared in accordance with GAAP consistently applied with the Financial Statements and a statement (the "Final Net Worth Statement") setting forth the computation of the Final Net Worth derived therefrom on the Closing Date, which statement shall be prepared in accordance with GAAP consistently applied with the Financial Statements. For purposes of preparing the Final Net Worth Statement, "Final Net Worth" shall mean the total consolidated assets of the Company minus the total consolidated liabilities of the Company without giving effect to any transactions consummated as a result of the obligations of the parties hereunder; provided, however, that the Transaction Expenses shall not be taken into account in preparing the Closing Balance Sheet and computing Final Net Worth.

               (b) Review by the Shareholders.

                  (i) Within sixty (60) Business Days of the Closing Date, the Buyer shall deliver the Closing Balance Sheet together with the Final Net Worth Statement to the Representative with a notice (the "Notice of Adjustment") setting forth its proposed adjustment, if any, of the amounts paid for Shares pursuant to this Agreement. During the preparation of and after the completion of the Closing Balance Sheet until the Final Determination Date, the Buyer shall provide the Representative and his advisors with timely access to the work papers, trial balances and similar materials used in connection with the preparation of the Final Net Worth Statement.

                  (ii) Following receipt of the Notice of Adjustment, the Representative will be afforded a period of thirty (30) Business Days (the "30-Day Period") to review the Notice of Adjustment. At or before the end of the 30-Day Period, the Representative will either (A) accept the Final Net Worth (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Net Worth will be as set forth in the Notice of Adjustment or (B) deliver to the Buyer a written notice (the "Objection Notice") containing a sufficiently detailed written explanation of those items in the Final Net Worth Statement (as set forth in the Notice of Adjustment) which the Representative disputes, in which case the items identified by the Representative shall be deemed to be in dispute. The failure by the Representative to deliver the Objection Notice within the 30-Day Period shall constitute the Representatives' acceptance of the Final Net Worth as set forth in the Notice of Adjustment. If the Representative delivers the Objection Notice in a timely manner, then, within a further period of twenty (20) Business Days from the end of the 30-Day Period, the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the "Settlement Agreement") with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to KPMG LLP (the "Arbitrating Accountants"), the fees and expenses of which shall be borne equally by the Operating Shareholders (in accordance with their respective Proportionate Percentage), on the one hand, and the Company, on the other hand.

The Final Net Worth will be deemed to be as determined by the Arbitrating Accountants. Such determination (the "Accountants' Determination") shall be (A) in writing, (B) furnished to the Representative and the Buyer as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in accordance with GAAP consistently applied with the Financial Statements and the methods used in calculating the Net Worth Target and (D) nonappealable and incontestable by the Shareholders, the Company, the Buyer and each of their respective Affiliates and successors and not subject to collateral attack for any reason other than manifest error or fraud.

               (iii) The "Final Determination Date" shall mean the earliest to occur of (A) the thirty-first day following the receipt by the Representative of the Notice of Adjustment if the Representative shall have failed to deliver the Objection Notice to the Buyer within the 30-Day Period, (B) the date on which either the Representative or Buyer gives the other a written notice to the effect that such party has no objection to the other party's determination of the Final Net Worth, (C) the date on which the Representative and Buyer execute and deliver a Settlement Agreement and (D) the date as of which the Representative and Buyer shall have received the Accountants' Determination.

         (c) Adjustment.

               (i) If the Final Net Worth is greater than the Underpayment Net Worth Threshold (the amount of such excess being referred to herein as the "Underpayment Amount"), then, within five Business Days following the Final Determination Date, the Buyer and each Selling/Exchanging Shareholder shall pay, or cause to be paid, such Person's Post Closing Percentage Ownership of the Underpayment Amount to the Shareholders so that each Shareholder shall receive such Shareholder's respective Percentage Ownership of the Underpayment Amount.

               (ii) If the Final Net Worth is less than the Overpayment Net Worth Threshold (the amount of such shortfall being referred to herein as the "Overpayment Amount"), then, within five Business Days following the Final Determination Date, each Shareholder shall pay, or cause to be paid such Person's Percentage Ownership of the Overpayment Amount to the Buyer and each Selling/Exchanging Shareholder so that the Buyer and each Selling/Exchanging

Shareholder receives its respective Post-Closing Percentage Ownership of the Overpayment Amount.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

               The Company represents and warrants to Buyer as follows:

         3.1 Incorporation; No Conflict; Etc. (a) Each of the Company and its Subsidiaries is duly organized and validly existing and, with respect to those corporations organized under the laws of one of the states of the United States of America (a "U.S. Corporation"), is in good standing under the laws of the jurisdiction of its organization. Schedule 3.1 sets forth each of the Company's Subsidiaries, the names of the holders of the capital stock or other equity interests in such Subsidiary and the percentage of the outstanding equity of such Subsidiary held by such holder or holders. Each of the Company and its Subsidiaries (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted; and (ii) is in good standing and is duly qualified to transact business as a foreign corporation in each jurisdiction set forth on Schedule 3.1 and where the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect").

               (b) The Company has all the requisite corporate power and authority to enter into this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all related transactions contemplated hereby and to perform its obligations thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly and validly executed and delivered by the Company and this Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

               (c) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Company's articles of incorporation or by-laws, (ii) violate any provision of any charter or by-laws or similar organizational instrument of the Company's Subsidiaries, (iii) except as disclosed on Schedule 3.1(c) hereto, violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of the Shares or any of the Company's or any of its Subsidiaries' assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or (iv) violate or conflict with any provision of law, order, judgment or ruling of any governmental authority or any other restriction of any kind or character to which the Company or any of its Subsidiaries is subject, that, in the case of either of clauses (iii) and (iv), would, individually or in the aggregate, have a Material Adverse Effect or prevent the transactions contemplated hereby.

         3.2 Capitalization; Structure. The authorized capital stock of the Company consists of 1,200,000 shares of class A common stock, no par value, of which 1,000,001 shares are outstanding; 10,000 shares of class B common stock, no par value, of which 6,999 shares are outstanding; and 60,000 shares of class C common stock, no par value, of which 49,511 shares are outstanding and 10,489 shares are reserved for issuance upon exercise of outstanding options. All of the Shares are validly issued, fully paid and nonassessable and are held by the persons set forth on Schedule 3.2. Except as set forth on Schedule 3.2 hereto,
(a) all of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any Liens, and (b) there are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, the Company or any of its directly or indirectly owned Subsidiaries which have been issued, granted or entered into by the Company or any of its Subsidiaries.

Other than as set forth on Schedule 3.2, there are no Liens on any shares of capital stock or other equity interests of the Company's Subsidiaries.

         3.3 Financial Statements. The audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 1999 and 1998 are attached hereto as Schedule 3.3 (collectively the "Financial Statements"). The Financial Statements present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries, for the periods, or as of the dates, set forth therein and were prepared in conformity with GAAP.

         3.4 Undisclosed Liabilities. Except as disclosed on Schedule 3.4 hereto, and except to the extent reflected, reserved against or otherwise disclosed in the Financial Statements or the Closing Balance Sheet, none of the Company or any of its Subsidiaries has, at the date hereof, any liabilities or obligations relating to the Business that would be required to be reflected on a consolidated balance sheet prepared in conformity with GAAP, except for liabilities or obligations arising in the ordinary course of business and consistent with past practice.

         3.5 Absence of Certain Changes. Except as disclosed on Schedule 3.5 hereto, since December 31, 1999:

               (a) there has been no change in the Business which would have a Material Adverse Effect except for any change resulting from general economic, financial or market conditions and for any change resulting from conditions or circumstances generally affecting the industry in which the Business operates;

               (b) with respect to the Business, there has been no physical damage, destruction or loss that would, after taking into account any insurance recoveries payable in respect thereof, have a Material Adverse Effect;

               (c) neither the Company, nor any of its Subsidiaries, has declared, set aside or paid any dividends on or made any other distribution in respect of any of its capital stock, or repurchased, redeemed or otherwise acquired any shares of its capital stock;

               (d) neither the Company nor any of its Subsidiaries has sold, transferred, licensed, pledged, mortgaged or otherwise disposed of tangible or intangible assets with an aggregate fair market value of greater than $10 million other than sales of inventory and obsolete or worn out equipment in the ordinary course of business consistent with past practices;

               (e) other than as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has amended its charter or by-laws;

               (f) other than as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has acquired or agreed to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or

               (g) no party (including the Company or any of its Subsidiaries) has accelerated, terminated, modified or canceled any Scheduled Contract and, to the Company's Best Knowledge, no party intends to take any such action, and no material modification has been made to any Scheduled Contract.

         3.6 Tangible Properties and Necessary Assets. With the exception of tangible properties disposed of since the date of the Balance Sheet and except as set forth on Schedule 3.6 hereto, the Company or one of its Subsidiaries has, and at the Closing will directly or indirectly have, good title to all tangible properties necessary for the operation of the Business, or holds such tangible properties by valid and existing lease or license. All tangible property in active use by the Business is in good working order, ordinary wear and tear excepted, except to the extent that any failure would not reasonably be expected to have a Material Adverse Effect.

         3.7 Litigation; Orders. Except as disclosed on Schedule 3.7 hereto as of the date hereof, there are no Actions pending or, to the Company's Best Knowledge, threatened against any of the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.7 hereto, as of the date hereof there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or any of its Subsidiaries or any of their respective properties or businesses that would reasonably be expected to have a Material Adverse Effect or that would prohibit the transactions contemplated by this Agreement.

         3.8 Intellectual Property. Except as set forth on Schedule 3.8 hereto, the Company or its Subsidiaries, directly or indirectly, own, possess or license the Intellectual Property that is presently employed or licensed by them in connection with the Business, except where the failure to own or possess such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.8 hereto, to the Company's Best Knowledge, as of the date hereof, there are no existing claims of any third party based on the use by, or challenging the ownership of, the Company or any of its Subsidiaries of any of the Intellectual Property that would reasonably be expected to have a Material Adverse Effect.

         3.9 Labor Matters. Schedule 3.9 hereto sets forth, as of the date hereof, all agreements with labor unions or associations representing employees of the Company or its Subsidiaries. As of the date hereof, no work stoppage against the Company or any of its Subsidiaries is pending or, to the Company's Best Knowledge, threatened. As of the date hereof, none of the Company or its Subsidiaries is involved in or, to the Company's Best Knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company or its Subsidiaries (excluding routine claims) that would reasonably be expected to have a Material Adverse Effect. The Company's execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the transactions contemplated hereby will not result in any "golden parachute" payment under
Section 280G of the Code.

         3.10 Compliance with Laws. Except as set forth in Schedule 3.10 hereto, the conduct of the business of each of the Company and its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected to have a Material Adverse Effect.

         3.11 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or a Subsidiary thereof that are customary for companies of similar size and business as the Company.

         3.12 Scheduled Contracts. Except as set forth or described on Schedule 3.12-1 hereto, as of the date hereof, none of the Company or any of its Subsidiaries is a party to any of the following: (a) a joint venture or similar contract or agreement; (b) a customer agreement which provided revenues in excess of one percent (1%) of the Company's consolidated net revenues in calendar year 1999; (c) a material resin and raw material supply agreement; (d) a contract, agreement or arrangement (which is not a customer, resin or raw material supply agreement) entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $1 million annually. As used herein, the term "Scheduled Contracts" shall collectively mean (a) the contracts required to be listed on Schedule 3.12-1 and (b) all of the following additional agreements or contracts of the Company or any of its Subsidiaries: (i) agreements with any Affiliates entered into on terms less favorable to the Company and its Subsidiaries than as would be obtained from a Person not an Affiliate of such Persons; (ii) contracts with respect to the lending or investing of funds; and (iii) contracts that prohibit the Company or any of its Subsidiaries from freely engaging in business anywhere in the world. With respect to all such Scheduled Contracts, except as set forth on Schedule 3.12-1 hereto, none of the Company or its Subsidiaries nor, to the Company's Best Knowledge, any other party to any such Scheduled Contract is, as of the date hereof, in breach thereof or default thereunder and there does not exist under any provision thereof, to the Company's Best Knowledge, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been or are obtained or which would not reasonably be expected to have a Material Adverse Effect. Schedule 3.12-2 hereto lists, as of the date hereof, all notes, mortgages, indentures, guarantees and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) of $1 million or more effected by the Company or any of its Subsidiaries to which any properties or assets of any of the foregoing are subject.

         3.13 Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.
(a) Except as set forth in Schedule 3.13(a) hereto, the Company or its Subsidiaries possess or have been granted all governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority, except where the failure to so possess or have been granted would not reasonably be expected to have a Material Adverse Effect (the "Licenses"). Except as noted on Schedule 3.13(a) hereto, all such Licenses are in full force and effect, except for those whose failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as noted on Schedule 3.13 hereto, as of the date hereof, no proceeding is pending or, to the Company's Best Knowledge, threatened seeking the revocation or limitation of any License the revocation or limitation of which would reasonably be expected to have a Material Adverse Effect.

               (b) Schedule 3.13(b) hereto contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by the Company or any of its Subsidiaries with, to or from any persons or governmental authorities in connection with the consummation of the transactions contemplated hereby, except for those (i) that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates, or (ii) the failure to make, file, give or obtain which would not reasonably be expected to have a Material Adverse Effect.

         3.14 Environmental Matters. Except as set forth on Schedule 3.14 hereto, to the Company's Best Knowledge, (a) neither the conduct nor operation of the Business, nor any condition of any real property presently or formerly owned, leased or operated by the Company or its Subsidiaries or their respective predecessors or Affiliates relating to the Business, violates or has violated in any material respect, any Environmental Laws, (b) neither the Company nor its Subsidiaries has received any material written notice from any Person stating that they or the operation or condition of any real property presently or formerly owned, leased or operated in connection with the Business are or may be in violation of or subject to material Liabilities or investigation or corrective action under any Environmental Law; (c) neither the Company nor its Subsidiaries nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, produced, released, or exposed any Person to any Hazardous Material, or owned or operated the Business or any property or facility (and no such property or facility is contaminated by any such Hazardous Material) in a manner that would give rise to material Liabilities or corrective or remedial obligation of the Company, the Subsidiaries or the Business pursuant to any Environmental Laws; and (d) the Company has furnished to the Buyer all material environmental audits, reports and other documents (excluding permits) prepared by or on behalf of the Company or any governmental entity within the last five (5) years relating to the Company or its Subsidiaries or their respective Affiliates or predecessors which are in its possession, other than such audits, reports or documents which do not disclose matters which could reasonably be expected to have a Material Adverse Effect. The term "Environmental Law" shall mean all applicable local, state and federal laws, other legal requirements and all common law regulating or relating to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act and the Federal Clean Air Act, each as amended, and the regulations promulgated thereunder. The term "Hazardous Materials" means any flammable material, explosives, radioactive materials, gasoline, petroleum products, asbestos, urea formaldehyde, polychlorinated biphenyls and other hazardous materials, hazardous wastes, hazardous or other toxic substances, or materials as to which Liabilities or standards of conduct may be imposed under the Environmental Laws.

         3.15 Tax Returns of the Company and its Subsidiaries. The Company and each other Person included in any consolidated or combined Return of which the Company is, or has been, a member (hereinafter, the "Tax Group") has filed or will file on a timely basis (with due regard to all extensions) (a) all Returns required to be filed for taxable periods ending on or prior to the Closing Date by, or with respect to any activities or assets of, the Tax Group and all Taxes shown to be due on such Returns have been or will be timely paid, and (b) all other Returns required to be filed before the Closing Date by, or with respect to any activities or assets of, the Tax Group and all Taxes shown as due on such Returns have been or will be paid (with due regard to all extensions), except, in the case of (a) and (b), where the failure to file such Returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect. All such Returns were correct and complete in all respects, except for failures that would not reasonably be expected to have a Material Adverse Effect. The Company has paid or accrued in the Financial Statements, or will pay or accrue in the Closing Balance Sheet, all Taxes due on or before the Closing Date, except where the failure to have paid or accrued, or to pay or accrue, Taxes would not reasonably be expected to have a Material Adverse Effect.

         3.16 Employee Benefit Plans. (a) Schedule 3.16(a) hereto lists all material compensation and benefit plans, contracts and arrangements maintained by, sponsored or participated in by the Company or its Subsidiaries (other than routine administrative procedures or government-required programs) in effect as of the date hereof including, without limitation, all pension, profit-sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former employees of the Company or its Subsidiaries participate (collectively, "Employee Benefit Plans"). Except as set forth on Schedule 3.16(a), each Employee Benefit Plan relating to the Business is solely sponsored or maintained by the Company or one of its Subsidiaries.

               (b) Except as would not reasonably be expected to have a Material Adverse Effect, all Employee Benefit Plans in which the employees of the Company or its Subsidiaries in the United States ("U.S. Company Employees") participate ("U.S. Employee Benefit Plans") and which are "employee benefit plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in accordance with their terms and in compliance with all applicable requirements of law, including, but not limited to, the Code and ERISA, and all contributions required to be made to each such plan by or on behalf of the Company or its Subsidiaries under the terms of such plan, ERISA or the Code prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.

               (c) Except as set forth on Schedule 3.16(c), none of the Company or its Subsidiaries is required to contribute to, or during the five-year period ending on the Closing Date will have been required to contribute to, any "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA.

               (d) Except as otherwise set forth on Schedule 3.16(d) hereto or as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan which is not a U.S. Employee Benefit Plan (a "Foreign Company Plan") has been maintained in all material respects in accordance with its terms and with all legal requirements applicable thereto and is funded and/or book reserved for in accordance with applicable laws.

               (e) Except as set forth in Schedule 3.16:

                  (i) each Employee Benefit Plan, if intended to be "qualified" within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts have been determined to be exempt from tax under Section 501(a) of the Code and, to the Company's Best Knowledge, nothing has occurred that has or could reasonably be expected to affect adversely in a material manner such qualification or exemption;

                  (ii) neither the Company nor any of its ERISA Affiliates nor any other "disqualified Person" or "party in interest" (as such terms are defined in Section 4975 of the

Code and Section 3(14) of ERISA, respectively) with respect to an Employee Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company or any of its ERISA Affiliates to any material Tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j) or (l) of ERISA; and

                  (iii) except as set forth on Schedule 3.16(e)(iii) or as may be required under laws of general application, none of the Employee Benefit Plans obligate the Company or any of its Subsidiaries to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits.

         3.17 Real Property - Owned or Leased. With respect to the Real Property, except as set forth on Schedule 3.17: (i) no portion thereof is subject to any pending condemnation proceeding or Action by any public or quasi-public authority and, to the Company's Best Knowledge, there is no threatened condemnation or Action with respect thereto, in each case which would affect the use of, or operation of the Business on the Real Property in any material respect and (ii) with respect to the Leased Property, neither the Company nor any of its Subsidiaries has sub-leased or assigned its interests purported to be granted by any such lease and each lease is in full force and effect and constitutes a valid and binding obligation of the Company or such Subsidiary, as applicable.

         3.18 Affiliate Transactions. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is a party to any contract or agreement with (a) any of its Affiliates (other than the Company and its Subsidiaries), (b) any of its respective directors or officers or (c) any Affiliate (other than the Company and its Subsidiaries) of its respective officers or directors, except in each case for contracts or agreements entered into with terms no less favorable to the Company or its Subsidiaries than would be obtained from a Person not an Affiliate of such Person.

         3.19 Supplemental Schedules. The Representative and the Company may supplement any of the Schedules hereto and deliver such Schedules (as so supplemented, the "Supplemental Schedules") to the Buyer on or prior to the Closing Date solely for the purposes of updating disclosures made therein to reflect matters or transactions permissible hereunder occurring after the date hereof and on or prior to the Closing Date; provided, however, that the Representative and the Company shall not be entitled to update such schedules to reflect any matter or transaction which would violate any provision of this Agreement or any matter or transaction which would have a Material Adverse Effect.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF ALL SHAREHOLDERS

               Each Shareholder hereby represents and warrants to Buyer as follows:

         4.1 Authorization; Enforceability. (a) Such Shareholder has the capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Such Shareholder is (or, in the case of the Knott Option, will upon exercise at Closing be) the lawful owner, of record and beneficially, of the Shares being sold, transferred, conveyed and assigned by him, her or it pursuant to this Agreement and has (or, in the case of the Knott Option, will upon exercise at Closing have) good and marketable title to the Shares, free and clear of any Liens whatsoever and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto, except as set forth in the Existing Shareholders Agreement which shall be terminated at Closing. Except as set forth on Schedule 4.1, there are no agreements between such Shareholder and any other Person with respect to voting of, or any other matters pertaining to, the capital stock of the Company. Upon consummation of the transactions contemplated hereby, such Shareholder will deliver to Buyer good title to the Shares owned by such Shareholder free and clear of any Liens except as set forth on Schedule 4.1.

               (b) Neither the execution, delivery and performance of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in any contract to which such Shareholder is a party, or by which such Shareholder or any of his, her or its properties may be bound or (ii) violate any law applicable to such Shareholder or any of his, her or its properties which would, individually or in the aggregate, have a material adverse effect on the ability of such Shareholder to consummate the transactions contemplated hereby.

               (c) Except as specified in Schedule 4.1, no permit, order, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

         4.2 Brokers, Finders, Etc. Except for the services of Salomon Smith Barney, Inc. ("Salomon"), neither such Shareholder nor the Company has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. The Shareholders are solely responsible for any payment, fee or commission that may be due Salomon in connection with the transactions contemplated hereby.

         4.3 No Implied Representations. Notwithstanding anything contained in
Article III or Article IV or any other provision of this Agreement, it is the explicit intent of each party hereto that no Shareholder or the Company is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the properties or assets of the Business. In furtherance and not in limitation of the foregoing, it is expressly understood by each party hereto that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of any Shareholder or the Company.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants to each Shareholder as follows:

         5.1 Incorporation; Authorization; Etc. (a) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings or actions on the part of Buyer are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the organizational documents of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon any of Buyer's or any of its Affiliates' assets or properties pursuant to, any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and
(iii), would, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by each Shareholder, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

               (b) Except as specified in Schedule 5.1, no permit, order, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

         5.2 Brokers, Finders, Etc. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from any Shareholder or the Company or any of their Affiliates in connection with such transactions. Buyer is solely responsible for any payment, fee or commission that may be due to any broker, finder, consultant or other intermediary employed by Buyer in connection with the transactions contemplated hereby.

         5.3 Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Common Stock. Buyer confirms that the Company has made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire information about the business and financial condition of the Business including, without limitation, all information, data and documentation provided (or otherwise made available) to Buyer in the "data room" located at Winston & Strawn, Chicago, Illinois. Buyer agrees that the Preferred Stock and Common Stock hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder, and without compliance with foreign securities laws, in each case, to the extent applicable. This representation and warranty shall not in any manner affect the representations and warranties of the Company or any Shareholder contained in the Transaction Documents.

         5.4 Financial Capability. The Buyer has delivered to the Company true and correct copies of fully executed letters entered into by the Buyer with respect to the third-party financing (collectively, the "Financing Letters") required for the consummation of the transactions contemplated hereby, including the Senior Subordinated Financing and the Senior Facilities. Upon the satisfaction of all applicable conditions set forth in the Financing Letters, such financing (together with the other financing sources of the Buyer) will provide sufficient funds to effect the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         6.1 Communication and Notification. (a) Except as provided in Section 6.15(c), it is understood and agreed that prior to the Closing Date neither Buyer nor its representatives shall contact any of the employees, customers or suppliers of the Company or its Subsidiaries, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the Representative or his designee, which authorization shall not be unreasonably withheld.

               (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated March 16, 2000 by and between the Company and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein.

               (c) Buyer agrees to (i) hold all of the books and records of the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of three (3) years from the Closing Date and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ten (10) days prior to such destruction or disposition to surrender them to the Representative and (ii) for one (1) year following the Closing Date to afford the Representative and its accountants and legal counsel, during normal business hours, upon reasonable request, full access to such books, records and other data and to the employees of the Company and any of the Subsidiaries to the extent that such access may be requested for any purpose related to the enforcement of the Shareholder's rights hereunder at no cost to the Representative or any Shareholder (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit the Representative's or any Shareholder's rights of discovery.

         6.2 Reasonable Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, the Shareholders, the Company (and the Company shall be deemed to include its Subsidiaries in connection with this Section 6.2(a)) and Buyer each agree to use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using their reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts (including, in the case of the Shareholders and the Company, to amend and/or repurchase the Existing Senior Subordinated Notes on terms reasonably satisfactory to the Buyer), (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation, (iii) to lift or rescind any injunction or restraining order or other order materially adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings and submissions of information requested or required by any domestic or foreign government or governmental or multinational authority, including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, any State Attorney General or the relevant competition commission or similar body in Mexico, Canada, Australia or Europe ("Governmental Antitrust Authority"), and (v) to fulfill all conditions to this Agreement. The Shareholders, the Company and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In no event, however, shall any Shareholder, the Company or the Buyer be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any person in connection with its obligations under this Section 6.2 (except payment of filing fees under HSR and other applicable Antitrust Laws).

               (b) In furtherance and not in limitation of the foregoing, Buyer shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust, competition or trade regulatory laws of any domestic or foreign government or governmental authority or any multinational authority, or any regulations issued thereunder ("Antitrust Laws"). Without limiting the generality of the foregoing, Buyer shall (i) use its reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby and (ii) take any and all steps reasonably necessary to avoid (or eliminate) each and every impediment under any Antitrust Laws that may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible. Notwithstanding anything to the contrary contained herein, nothing herein shall require the Buyer, its Affiliates, the Company or any of its Subsidiaries to transfer or otherwise dispose of any of its product lines or assets or pay any money to any Person or offer to grant other financial or other accommodations to any Person in connection with matters contemplated by this Section 6.2(b) (except payment of filing fees under HSR and other applicable Antitrust Laws).

               (c) The Representative and Buyer shall each keep the other party apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of any Governmental Antitrust Authority, including, without limitation: (i) cooperating with the other party in connection with filings under the HSR Act or any other Antitrust Laws, including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that shall be shared only with outside counsel to the non-filing party), and (B) if requested, to accept all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to the HSR Act or any other Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv)permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Antitrust Authority in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws unless it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate thereat; and
(vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Antitrust Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise the Representative promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated hereby.

         6.3 Further Assurances. Each Shareholder and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement and the transactions contemplated thereby.

         6.4 Conduct of Business. From the date hereof through the Closing, except as disclosed on Schedule 6.4 hereto, or otherwise provided for in, or contemplated by, this Agreement, each Shareholder and the Company covenants and agrees that:

               (a) each of the Company and its Subsidiaries shall operate the Business in the ordinary and usual course in all material respects in accordance with past practices;

               (b) none of the Company or its Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock;

               (c) except as contemplated by this Agreement, none of the Company or any of its Subsidiaries shall amend its certificate of incorporation or by-laws (or other charter documents) in any material respect;

               (d) except in the ordinary course of business or as required by law or by contractual obligations or other understandings or arrangements existing on the date hereof, none of the Company or any of its Subsidiaries shall (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees; (ii) pay or agree to pay any new pension, retirement allowance or other employee benefit to any such director, officer or employee, whether past or present; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee; or (iv) commit itself to any new pension, profit-sharing, deferred compensation, group insurance, severance pay, Employee Plan, Foreign Employee Plan, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof;

               (e) none of the Company or its Subsidiaries shall:

                  (i) sell, transfer or otherwise dispose of any of its assets having a value in excess of $10 million (other than sales of inventory or obsolete or worn assets sold in the ordinary course of business consistent with past practice);

                  (ii) create any new Lien on its properties or assets (other than Permitted Liens),

                  (iii) enter into any joint venture, partnership or other similar arrangement;

                  (iv) incur any indebtedness for borrowed money of the Company or any of its Subsidiaries that would be outstanding immediately subsequent to the Closing;

                  (v) purchase any assets or securities of any Person having a value in excess of $10 million, except in the ordinary course of business consistent with past practices;

                  (vi) enter into any contract (or series of related contracts) other than in the ordinary course of business and consistent with past practice;

                  (vii) delay or postpone the payment of accounts payable and other obligations and Liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

                  (viii) enter into any transaction with any of its officers, employees or Affiliates (or any directors, officers or employees of such Affiliate) with terms less favorable to the Company or its Subsidiaries as would be obtained from a Person not an Affiliate of such Persons; or

                  (ix) declare or pay a distribution on any equity interests, or redeem or otherwise repurchase any of its equity interests, or issue, deliver, pledge or encumber any additional equity interests or other securities equivalent to, or exchangeable for, equity interests or enter into any contract to do any of the foregoing.

               (f) none of the Company or its Subsidiaries shall settle any material Tax audit, make or change any material Tax election or file any amended Return amending a Return in any material respect; and

               (g) none of the Company or its Subsidiaries shall agree to take any action prohibited by this Section 6.4.

               Notwithstanding the provisions of this Section 6.4, nothing in this Agreement shall be construed or interpreted to prevent any of the Company or its Subsidiaries from (i) making or accepting inter-company or intra-company advances to, from or with one another, or (ii) engaging in any transaction incident to the normal cash management procedures of the Company and its Subsidiaries including, without limitation, the prepayment of any outstanding indebtedness.

         6.5 Preservation of Business. Subject to the terms and conditions of this Agreement, each Shareholder shall, and shall cause the Company and its Subsidiaries to use all reasonable efforts to preserve the Business intact, to keep available to the Company, the Subsidiaries and Buyer the services of the employees of the Business, and to preserve its relationship with customers and others having business relations with the Business, in each case in all material respects.

         6.6 Public Announcements. Except as may otherwise be required by applicable law, prior to the Closing, the Representative and Buyer will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making, or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby.

         6.7 Non-Solicitation. If this Agreement is terminated, Buyer will not, for a period of two (2) years thereafter, without the prior written approval of the Representative, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or any of its Subsidiaries at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any of its Subsidiaries; provided, however, that the foregoing restriction shall not apply to any solicitation made by the Buyer to the public generally. Buyer agrees that any remedy at law for any breach by it of this Section 6.7 would be inadequate, and Shareholders, the Company and its Subsidiaries would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 6.7 is too onerous and is not necessary for the protection of Shareholders, the Company and its Subsidiaries, Buyer agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect Shareholders, the Company and its Subsidiaries.

         6.8 No Shop. During the period commencing the date hereof to the earlier of the termination of this Agreement or the Closing Date, the Company and the Shareholders shall deal exclusively with the Buyer regarding the acquisition of or investment in the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "Potential Transaction") and, without the prior written consent of the Buyer, the Company and the Shareholders shall not directly or indirectly, (a) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by the Company, the Shareholders, or otherwise), other than the Buyer relating to a Potential Transaction, (b) provide information or documentation with respect to the Company or the Business relating to a Potential Transaction to any Person, other than the Buyer or (c) enter into an agreement with any Person, other than the Buyer, providing for any Potential Transaction. If the Company or the Shareholders receive an unsolicited inquiry, offer or proposal relating to any of the above, the Company shall immediately notify the Buyer thereof. The Company and the Shareholders represent to the Buyer that they are not bound to negotiate a Potential Transaction with any other Person and that the execution of this Agreement does not violate any agreement to which they are bound or to which any of the assets of the Company are subject. The parties recognize that a breach by the Company or any Shareholder of this Section 6.8 will cause irreparable and material loss and damage to the Buyer as to which the Buyer will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

         6.9 Non-Compete; Non-Solicitation. In further consideration of his share of the Redemption Amount and in order to induce the Buyer to enter into the transactions contemplated by this Agreement, from and after the Closing Date, Jon M. Huntsman covenants and agrees for himself and covenants and agrees to cause his Affiliates, to comply with the terms and provisions set forth below.

               (a) Jon M. Huntsman acknowledges that the Company and its Subsidiaries currently conduct the Business in the United States, Europe, Canada, Mexico and Australia. Accordingly, during the period commencing on the Closing Date and ending on the third anniversary thereof (the "Non-Compete Period"), such Shareholder shall not, and shall cause his Affiliates not to, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which obtains a substantial portion of its revenues from activities directly competitive with the Business as currently conducted (the portion of the business generating such revenues is referred to herein as a "Competitive Business"), whether for or by himself or itself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person; provided, however, that the restrictions contained in this Section
6.9 will not prohibit in any way: (A) the acquisition of a controlling interest or merger with any Person, or a division or business unit thereof, which derives annual revenues of $100 million or less from a Competitive Business, provided Jon M. Huntsman will, and will cause his Affiliates to, take all reasonable steps to dispose, as quickly as practicable after such acquisition or merger, of the portion of the business of any such Person, division or business that engages in a Competitive Business; (B) the acquisition, directly or indirectly, of a non-controlling ownership interest in any Person, or a division or business unit thereof, or any other entity engaged in a Competitive Business, if the Competitive Business accounts for less than 15% of the operating revenues of such Person; (C) the acquisition, directly or indirectly, of less than 5% of the publicly traded stock of any Person engaged in a Competitive Business; and (D) any business or activity conducted by any Affiliate of Jon M. Huntsman (other than the Company or its Subsidiaries) as of the date of this Agreement. To the extent that the covenant provided for in this Section 6.9 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of this Section 6.9, and to add or delete specific words or phrases. This Section 6.9 as modified shall then be enforced.

               (b) During the Non-Compete Period, Jon M. Huntsman covenants and agrees, and will cause his Affiliates, not to, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or any of its Subsidiaries or employ any such individual during his or her employment with the Company or any of its Subsidiaries; provided, however, that the foregoing restriction shall not apply to any general solicitation, or (ii) take any action that may cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company's or any of its Subsidiaries' conduct of their business.

         6.10 Corporate Names. (a) The Buyer and the Company acknowledge that, from and after the Closing Date, Jon M. Huntsman and his Affiliates shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively, "Names") incorporating "Huntsman" by itself or in combination with any other Name, including, without limitation, the corporate design logo associated with "Huntsman" and with the Company and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith; provided, however, that during the period commencing on the Closing Date and ending on December 31, 2000, in consideration of his share of the Redemption Amount, Jon M. Huntsman hereby grants to the Company a royalty-free, irrevocable world-wide license to use the Names used by the Company and its Subsidiaries as of the date hereof. The Company agrees that, from and after December 31, 2000, it will not, nor will it permit any of its controlled Affiliates to, use any Name, phrase or logo incorporating "Huntsman" or any such corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services.

               (b) On or prior to December 31, 2000, the Company shall file amended articles of incorporation for the Company changing the name of the Company to a name which does not contain "Huntsman." On or prior to December 31, 2000, the Company shall change or shall cause the relevant controlled Affiliates of the Company to change the name of any of the

Subsidiaries of the Company that includes the name "Huntsman" to a corporate or entity name that does not include the name "Huntsman."

         6.11 Collective Bargaining Agreements. Anything herein to the contrary notwithstanding, the obligations of any of the Company or its Subsidiaries to provide continuing benefits for periods after the Closing Date as required under collective bargaining agreements shall remain in effect.

         6.12 Buyer's Obligations for Employee Benefits. (a) After the Closing Date, subject to the other provisions of this Section 6.12, the Company agrees that, for a period of at least two (2) years after the Closing Date, it will (i) continue in full force and effect the Foreign Company Plans in accordance with their terms without any reduction of material benefits or other amendment or modification which would be materially adverse to the employees covered thereby, taken as a whole (except to the extent necessary to comply with applicable law);
(ii) provide all U.S. Company Employees with severance benefits at least as favorable in the aggregate as those provided to U.S. Company Employees immediately prior to the Closing Date; (iii) provide all U.S. Company Employees with medical and other welfare benefits no less favorable in the aggregate than those provided to U.S. Company Employees immediately prior to the Closing Date;
(iv) provide all U.S. Company Employees with a wage and salary program no less favorable in the aggregate than that in place at the Company or its Subsidiaries, as applicable immediately prior to the Closing Date; and (v) provide all U.S. Company Employees with other compensation and benefits no less favorable in the aggregate than the corresponding compensation and benefits provided to U.S. Company Employees immediately prior to the Closing Date; provided that the costs of maintaining the benefits in items (i) and (ii) above will not materially exceed the Company's average annual cost of providing such benefits during the prior two-year period, and provided further, notwithstanding the foregoing, the Buyer hereby covenants and agrees that it shall cause the Company to adopt an employee option plan concurrent with the Closing having the terms and conditions substantially set forth on Exhibit G hereto. In addition, the Company agrees to give U.S. Company Employees service credit for all periods of employment with the Company and its Subsidiaries prior to the Closing Date for purposes of vesting and eligibility (not for pension benefit accruals) under any plan adopted or maintained by the Company or any of its Subsidiaries in which such employees participate. The Company agrees to waive any limitations regarding preexisting conditions, and to give full credit for any copayments made and deductibles fully or partially satisfied prior to the Closing Date with respect to Employee Benefit Plans, under any welfare or other employee benefit plans maintained, by the Company or any of its Subsidiaries in which U.S. Company Employees participate after the Closing. From and after the Closing Date, the Company and its Subsidiaries shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of a U.S. Company Employee on or after the Closing Date, including, without limitation, any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable law occurring on or after the Closing Date.

               (b) The Company shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA for those plan participants in, and beneficiaries under, the Employee Benefit Plans who are eligible to exercise their rights to such coverage as of or following the Closing Date.

         6.13 Employees. (a) The Company shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Act of 1988, any successor United States federal law, and any applicable plant closing notification law with respect to a layoff or plant closing relating to the Business that occurs as a result of or after the Closing. The Company shall be responsible for providing any such notice with respect to a layoff or plant closing occurring prior to the Closing.

               (b) The Company will permit U.S. Company Employees to carry over and take accrued, but unused, vacation days with pay in accordance with the applicable policies or collective bargaining agreements of the Company and its Subsidiaries as in effect as of the Closing Date.

               (c) To the extent necessary to comply with any applicable laws in foreign jurisdictions which safeguard the rights of employees in transfers of undertakings, businesses or parts of businesses (collectively, the "Transfer Laws"), the Company shall comply with their respective obligations under the Transfer Laws, including any obligations to maintain certain terms and conditions of employment of the U.S. Company Employees to the extent the failure to comply would result in a material obligation being imposed on the Shareholders.

         6.14 Transfer Taxes. All federal, state, local, foreign, and other transfer, sales, use, or similar Taxes applicable to or imposed upon or arising out of the transfer of the Shares or other transactions contemplated by this Agreement shall be paid by the party incurring such Tax.

         6.15 Covenant to Supply Information. From and after the date of this Agreement until the Closing or the earlier termination of this Agreement, except as otherwise consented to in writing by the Buyer, the Company shall afford the Buyer, its financing sources and their respective advisors, representatives and agents (a) reasonable access to the properties, books, records and executive personnel of the Company and its Subsidiaries, (b) full access to the audit work papers and other records of the independent certified public accountants of the Company, (c) access to the customers of the Company and its Subsidiaries under mutually agreeable circumstances, (d) upon reasonable notice by the Buyer and at times and in accordance with procedures to be mutually agreed by the Company and the Buyer, the opportunity to make such reasonable inspections of the Company and its Subsidiaries operations and (e) the opportunity to review financial and operating data and other information with respect to the Business.

         6.16 Delivery of Subsequent Financial Information. For each month during 2000 ending prior to the earlier of (a) the Closing Date and (b) the termination of this Agreement, the Company shall deliver to the Buyer, as soon as reasonably practicable consistent with past practices, the unaudited consolidated monthly balance sheet of the Company, the unaudited consolidated statement of cash flows of the Company and the unaudited consolidated statement of income of the Company for the fiscal year-to-date period then ended, including any and all footnotes thereto.

         6.17 Management Notes. Prior to the Closing, the Company will have executed amendments to those certain Promissory Notes dated February 22, 1999 between the Company and each of Richard P. Durham, Scott K. Sorensen and Ronald
G. Moffitt (collectively, the "Amended Management Notes") extending the "PIK" period of each such Amended Management Note to the fifth anniversary of the Closing Date and extending the maturity date of each such Amended Management Note to the eighth anniversary of the Closing Date, without amendment or revision to any of the other material terms of such Amended Management Notes.

         6.18 Additional Agreements. At the Closing, the parties hereto shall execute and deliver any instruments of transfer, assignment or conveyance necessary or desirable to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VII

                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

               Buyer's obligation to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

         7.1 Representations, Warranties and Covenants of Shareholders. The representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time prior to the date hereof (which need only be true and correct in all material respects as of such date or time); provided, however, that if such representation and warranty is already qualified as to materiality or Material Adverse Effect it shall be true and correct, the covenants and agreements of each Shareholder or the Representative to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Buyer shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed by the Representative on behalf of the Company and each Shareholder and a certificate certifying the organizational documents of the Company and each of its active Subsidiaries and the Board resolutions of the Company approving this Agreement and the transactions contemplated hereby.

         7.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers necessary to consummate the transactions contemplated hereby shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act and any other Antitrust Law shall have expired or been terminated.

         7.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature or any proceeding of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits or could be reasonably expected to restrain or prohibit the consummation of the transactions contemplated hereby.

         7.4 Opinion of Counsel. The Buyer shall have obtained, in a form reasonably acceptable to the Buyer, an opinion of Winston & Strawn or Stoel Rives LLP opining, with respect to the Company, its domestic Subsidiaries and the Shareholders, as to certain matters set forth in Sections 3.1, 3.2 and 4.1 to be mutually agreed upon.

         7.5 Payment and Cancellation of Indebtedness. The Company and its Subsidiaries shall have delivered to the Buyer duly executed letter agreements in form and substance satisfactory to the Buyer, providing for (a) the payment and cancellation of all indebtedness of the Company and its Subsidiaries (other than capitalized leases reflected in the Financial Statements) and (b) the release of any Liens on the assets of the Company and its Subsidiaries.

         7.6 Financing Letters. The conditions set forth in the Financing Letters shall have been satisfied or waived and the funding referred to therein shall be available to the Buyer on terms not materially less favorable to the Buyer than are set forth in the term sheets attached to the Financing Letters.

         7.7 Cancellation of Stockholders' Agreement. The Shareholders Agreement dated January 1, 1998, among the Company and the Shareholders (the "Existing Shareholders Agreement") shall have been terminated executed by the Shareholders and the Company, as applicable.

         7.8 Transaction Documents. The Buyer shall have obtained duly executed counterparts of each of the Transaction Documents executed by the parties thereto other than the Buyer.

         7.9 Resignation of Directors. The Board of Directors of the Company shall be reconstituted simultaneously with the Closing as contemplated by the Stockholders Agreement attached as Exhibit A hereo.

         7.10 Transition Services Agreement. The Company and Huntsman Corporation shall have executed an agreement pursuant to which Huntsman Corporation shall provide the Company with transition services for a period and on terms mutually acceptable to the Buyer, the Company and Huntsman Corporation.

                                  ARTICLE VIII


                 CONDITIONS TO SHAREHOLDERS' OBLIGATION TO CLOSE

               Each Shareholder's obligation to consummate the Transactions is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

         8.1 Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except for representations and warranties that speak as of a specific date or time prior to the date hereof (which need only be true and correct in all material respects as of such date or time; provided, however, that if such representation or warranty is already qualified as to materiality or Material Adverse Effect, it shall be true and correct), the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and the Representative, on behalf of each Shareholder, shall have received at the Closing a certificate to that effect dated the Closing Date and validly executed on behalf of Buyer.

         8.2 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers necessary to consummate the transactions contemplated hereby shall have been filed, made or obtained, and all applicable waiting periods under the HSR Act and any other Antitrust Law shall have expired or been terminated.

         8.3 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature or any proceeding of any court or governmental agency or body of competent jurisdiction that is in effect or is pending or threatened that restrains or prohibits or could be reasonably expected to prohibit the consummation of the transactions contemplated hereby.

         8.4 Transaction Documents. The Representative shall have obtained duly executed counterparts of each of the Transaction Documents executed by the parties thereto other than the Company and the Shareholders.

         8.5 Amended Management Notes. The Representative shall have obtained duly executed counterparts of each Amended Management Note.

                                   ARTICLE IX

                                 REPRESENTATIVE

         9.1 Appointment. Each Shareholder hereby irrevocably makes, constitutes and appoints Richard P. Durham as his or its agent and representative (the "Representative") for all purposes under this Agreement. In the event of the death, resignation or incapacity of the Representative, Shareholders shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Representative with the authority provided in this Article IX. Such successor Representative shall be designated by Shareholders by an instrument in writing signed by Shareholders (or their successors in interest) holding a majority of the Shares, and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to him or her and a copy thereof delivered to Buyer.

         9.2 Authorization. Each Shareholder hereby authorizes the Representative, on its behalf and in its name, to:

               (a) receive all notices or documents given or to be given to such Shareholder pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement. The Representative shall promptly forward a copy of such notice of process to such Shareholder;

               (b) deliver at the Closing the certificates for the Shares in exchange for such Shareholder's respective portion of the consideration payable with respect to such securities;

               (c) upon confirmation of the receipt of wire transfers or certified or official bank check, sign and deliver to Buyer at the Closing a receipt for such Shareholder's portion of the consideration and forward such amount to each Shareholder;

               (d) deliver to Buyer at the Closing all certificates and documents to be delivered to Buyer by such Shareholder pursuant to this Agreement, together with any other certificates and documents executed by such Shareholder and deposited with the Representative for such purpose;

               (e) engage counsel, and such accountants and other advisors (including investment bankers) for Shareholders and incur such other expenses on behalf of Shareholders in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

               (f) take such action on behalf of such Shareholder as the Representative may deem appropriate in respect of:

                  (i) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto;

                  (ii) waiving the fulfillment of any of the conditions precedent to Shareholders' obligations hereunder, except with respect to payment of the consideration due to Shareholders under Sections 2.1, 2.2 and 2.4;

                  (iii) taking such other action as the Representative is authorized to take under this Agreement;

                  (iv) receiving all documents or certificates and making all determinations, on behalf of Shareholders, required under this Agreement;

                  (v) all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

                  (vi) taking all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement.

         9.3 Irrevocable Appointment. The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of, or direction from, a Shareholder, except for actions taken by the Representative which are in bad faith or grossly negligent. The death or incapacity of a Shareholder shall not terminate the prior authority and agency of the Representative.

         9.4 Resignation. The Representative may resign at any time by giving notice to each Shareholder, and such resignation shall be effective upon the appointment and qualification of a successor. The Representative may be discharged, and replaced by another person to act as his or her successor, by an instrument in writing signed by Shareholders (or their successors in interest) holding a majority of the Shares.

         9.5 Exculpation and Indemnification. (a) In performing any of his duties as Representative under this Agreement, the Representative shall not incur any liability to any Person, except for liability caused by the Representative's willful misconduct or gross negligence. Accordingly, the Representative shall not incur any such liability for (i) any action that is taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons and to conform with the provisions of this Agreement.

               (a) Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Representative against, from and in respect of any liability or loss arising out of or resulting from the performance of his or her duties hereunder or in connection with this Agreement (except for liabilities or losses arising from the gross negligence or willful misconduct of the Representative). Buyer shall not be liable to Shareholders for dealing with the Representative in good faith (other than as a result of the gross negligence or willful misconduct of Buyer).

                                   ARTICLE X

                                INDEMNIFICATION

         10.1 Survival. All representations, warranties and (except as provided in the following sentence) covenants of the parties contained in this Agreement or in any Schedule hereto, or in any certificate, document or other instrument delivered in connection herewith shall terminate and cease to be of further force and effect as of the Closing; provided, however, that (i) the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6 (collectively, the "Fundamental Representations and Warranties"),
(ii) the representations and warranties of the Shareholders in Article IV, and
(iii) the representations and warranties of the Company contained in Sections 3.14, 3.15 and 3.16, shall, in each case, survive the Closing Date until March 31, 2001, provided further, however, that the representations and warranties of the

Company contained in Section 3.15 shall survive the Closing Date until the expiration of the respective statute of limitations applicable thereto. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

         10.2 Indemnification Generally; Etc.

               From and after the Closing Date:

               (a) By the Shareholders in Favor of the Buyer Group. Each Shareholder severally agrees to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

                  (i) the inaccuracy or breach of any representation or warranty of such Shareholder contained in Article IV of this Agreement; provided, however, that for the purposes of this Section 10.2(a)(i) the terms "material" and "Material Adverse Effect" shall be disregarded in determining the inaccuracy or breach of any representation or warranty contained in this Agreement; or

                  (ii) the breach of any agreement or covenant of such Shareholder contained in this Agreement.

               (b) By the Operating Shareholders in Favor of the Buyer Group. Each Operating Shareholder severally, in accordance with his, hers or its respective Proportionate Percentage, agrees to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

                  (i) the inaccuracy or breach of the Fundamental Representations and Warranties or the representations or warranties of the Company and/or any of its Subsidiaries in Sections 3.14, 3.15 or 3.16 (together with the Fundamental Representations and Warranties, hereinafter the "Surviving Representations and Warranties"); provided, however, that for the purposes of this Section 10.2(b)(i) the terms "material" and "Material Adverse Effect" shall be disregarded in determining the inaccuracy or breach of the Surviving Representations or Warranties contained in this Agreement; or

                  (ii) the breach of any agreement or covenant of the Company contained in this Agreement.

         10.3 Limitations on Indemnification.

               Anything contained herein to the contrary notwithstanding:

               (a) Indemnity Baskets for the Shareholders. The Buyer Group shall not have the right to be indemnified pursuant to Sections 10.2(a)(i) or 10.2(b)(i) for breaches of representations and warranties unless and until the Buyer Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $10,000,000 (the "Indemnity Threshold"), in which event the right to be indemnified shall apply only to Losses in excess of such amount; provided, however, that any Loss valued at less than $500,000 shall not be counted towards the Indemnity Threshold.

               (b) Indemnity Limitations for the Shareholders. The sum of all Losses pursuant to which indemnification is payable by the Shareholders pursuant to Section 10.2(a)(i) or 10.2(b)(i) shall not exceed $25,000,000 in the aggregate.

         10.4 Notice and Defense of Third-Party Claims. The obligations and Liabilities of the Indemnifying Person with respect to Losses resulting from the assertion of any Liability by third parties (each, a "Third-Party Claim") shall be subject to the terms and conditions set forth below.

               (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third-Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third-Party Claim and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Person in notifying any Indemnifying Person shall relieve the Indemnifying Person from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

               (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third-Party Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third-Party Claim at their own expense and by their own counsel, which counsel shall be satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third-Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such Action is reasonably likely to have an effect on any other matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third-Party Claim in a timely fashion.

               (c) If the Indemnifying Persons shall assume the defense of a Third-Party Claim (under circumstances in which the proviso to Section 10.4(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third-Party Claim by giving the written acknowledgement referred to in Section 10.4(b), or are otherwise restricted from so assuming by the proviso to Section 10.4(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third-Party Claim, with counsel which shall be satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed.

               (d) If the Indemnifying Persons exercise their right to assume the defense of a Third-Party Claim, they shall not make any settlement of any claims without obtaining in connection therewith a full release of the Indemnified Persons, in form and substance reasonably satisfactory to the Indemnified Persons.

                                   ARTICLE XI

                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

               (a) the mutual consent of the Representative and Buyer;

               (b) either the Representative or Buyer if the Closing has not occurred by the close of business on September 30, 2000 and if the failure to consummate the Transactions on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;

               (c) by the Buyer, if any Shareholder or the Company shall have materially breached any representation, warranty or covenant which is not cured within ten (10) days after notice from the Buyer of such breach (provided that such is capable of being cured);

               (d) by the Company or the Representative, if the Buyer shall have materially breached any representation, warranty or covenant which is not cured within ten (10) days after notice from the Representative of such breach (provided that such is capable of being cured);

               (e) by the Representative, if the Buyer proposes to reduce the consideration to be received by any Shareholder hereunder as a result of any alleged failure of a condition to the Buyer's obligations hereunder resulting from any change in the business, results of operations or condition of the Company and its Subsidiaries and within 14 days after making such proposal the Buyer and the Shareholder have failed to reach a mutually agreeable settlement as a result of the Buyer's proposal; or

               (f) either the Representative or Buyer if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(f) shall have complied with Section 6.2 hereof, and with respect to other matters not covered by Section 6.2 hereof, shall have used all reasonable efforts to remove such injunction, order or decree.

         11.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Representative and Buyer pursuant to
Section 11.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6.1(b), 6.7 and 12.5 hereof shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

         11.3 Effect of Closing Over Known Unsatisfied Conditions. No party hereto shall be deemed to have breached any agreement, representation, warranty or covenant if (i) such party shall have notified the other parties hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, or modification to, such agreement, representation, warranty or covenant, and (ii) such other parties have permitted the Closing to occur; and, for purposes of this Agreement, such other parties are thereby deemed to have waived such breach or inaccuracy; provided, however, that a disclosure pursuant to this Section 11.3 shall not prejudice the rights of the parties pursuant to Articles VII or VIII hereof not to consummate the transactions contemplated by this Agreement.

                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         12.2 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

               (b) The parties hereto irrevocably submit to the jurisdiction of the Courts of the State of New York and the United States District Court for the Southern District of New York in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

               (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the parties hereto hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

         12.3 MUTUAL WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         12.4 Entire Agreement; Third-Party Beneficiaries. This Agreement (including agreements incorporated herein) and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted by Section 12.7 hereof) any rights or remedies hereunder.

         12.5 Expenses. Except as set forth in this Agreement, whether the Transactions are or are not consummated, all legal and other costs and expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Upon the Closing of the Transaction or thereafter, the Company shall pay the Transaction Expenses.

         12.6 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, facsimile or other electronic transmission service to the appropriate address or number as set forth below. Notices to any Shareholder shall be addressed to:

                          Huntsman Packaging Corporation
                          500 Huntsman Way
                          Salt Lake City, Utah  84108
                          Attn: Richard P. Durham and Ronald G. Moffitt Facsimile No.: (801) 584-5783

                          with a copy to:

                          Winston & Strawn
                          35 West Wacker Drive
                          Chicago, Illinois 60601
                          Attn:  John L. MacCarthy, Esq.
                          Facsimile No.:  (312) 558-5700

               or at such other address and to the attention of such other person as Shareholder may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                          Chase Capital Partners
                          380 Madison Avenue, 12th Floor
                          New York, New York  10017
                          Attn:  Timothy Walsh
                          Facsimile No.:  (212) 622-3101

                          with a copy to:

                          O'Sullivan Graev & Karabell, LLP
                          30 Rockefeller Plaza
                          41st Floor
                          New York, New York  10112
                          Attn:  Ilan Nissan, Esq.
                          Facsimile No.:  (212) 408-2420

               or at such other address and to the attention of such other person as Buyer may designate by written notice to the Representative.

         12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto except that each Shareholder may transfer or assign any or all of its rights hereunder to any Affiliate of such Shareholder or any charitable trust, organization group or other entity without the consent of any other party hereto; and provided, further, (i) that the Buyer, so long as the Buyer remains liable for its obligations hereunder, may transfer any of its rights or obligations hereunder to any of its Affiliates or (ii) the Company may assign as collateral security its rights hereunder to any of its lenders providing financing for the transactions contemplated hereby, in each case without the consent of any party hereto. In the case of such a transfer or assignment to an Affiliate of any Shareholder, such Affiliate shall be the "Shareholder" for all purposes hereunder.

         12.8 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All defined terms and phrases herein are equally applicable to both the singular and plural forms of such terms.

         12.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. The Representative on behalf of the Shareholders may waive compliance by Buyer or Buyer miy waive compliance by the Shareholders with any term or provision of this Agreement on the part of such party to be performed or complied with, but only by an instrument in writing. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         12.10 Interpretation. As used herein, the term "Company's Best Knowledge" means (a) the actual knowledge of any of Richard P. Durham, Jack Knott, Scott K. Sorensen or Ronald G. Moffitt and (b) that knowledge which any of Richard P. Durham, Jack Knott, Scott K. Sorensen or Ronald G. Moffitt should have learned in the ordinary course of the prudent management of the business affairs of the Company and each of its Subsidiaries. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

         12.11 Chase Capital Partners Guarantee. Chase Capital Partners hereby guarantees the performance by the Buyer of all of its obligations hereunder.

                            [signature page follows]

               IN WITNESS WHEREOF, this Recapitalization Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SHAREHOLDERS:


                                             HUNTSMAN CANCER FOUNDATION
--------------------------------
Jon M. Huntsman

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------
---------------------------------
Jack Knott


CHRISTENA KAREN H. DURHAM TRUST              SORENSEN CAPITAL, LLC


By:                                          By:
   -----------------------------                --------------------------------
Name:                                        Name:
     ---------------------------                  ------------------------------
Title:                                       Title:
      --------------------------                   -----------------------------


DURHAM CAPITAL, LTD.                         MOFFITT CAPITAL, LLC


By:                                          By:
   -----------------------------                --------------------------------
Name:                                        Name:
     ---------------------------                  ------------------------------
Title:                                       Title:
      --------------------------                   -----------------------------


RONALD G. MOFFITT IRA (DLJ Securities Corp. Custodian)


By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------

BUYER:

CHASE DOMESTIC INVESTMENTS, L.L.C.

By:   Chase Financial Investments L.P.,
      its sole Member

By:   Chase Capital Partners,
      as Investment Manager

By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------



Agreed and Accepted for Purposes of Section 12.11 hereof only

CHASE CAPITAL PARTNERS


By:
   -----------------------------
Name:
     ---------------------------
Title:
      --------------------------

THE COMPANY:

HUNTSMAN PACKAGING CORPORATION

By:
   -----------------------------------------

Name:
     ---------------------------------------

Title:
      --------------------------------------